UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report
(Date of earliest event reported)
March 11, 2019

              Regal Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including zip code)

  (608) 364-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(A) of the Exchange Act.        ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Form 8-K filed by Regal Beloit Corporation (the “Company”), dated September 23, 2018, the Company announced that Mark J. Gliebe, Chairman of the Board and Chief Executive Officer of the Company, would retire following completion of calendar year 2018 and once his successor has been appointed. On March 11, 2019, the Board of Directors of the Company (the “Board”) elected Louis V. Pinkham to succeed Mr. Gliebe as the Company’s Chief Executive Officer, effective as of April 1, 2019. It is expected that Mr. Pinkham will be elected by the Board to serve as a director of the Company following the Company’s 2019 annual meeting of shareholders to be held April 30, 2019 (the “Annual Meeting”). The Board has acted to appoint Rakesh Sachdev, the current Presiding Director, to serve as Chairman of the Board effective following the Annual Meeting, subject to Mr. Sachdev’s re-election by the shareholders at the Annual Meeting.

Mr. Pinkham, age 47, is currently Senior Vice President for Crane Co. (a manufacturer of highly engineered industrial products). He joined Crane Co. in October 2012 as Group President, Fluid Handling. In 2014, he was named Senior Vice President, responsible for Fluid Handling and Electronics. In 2016, he was promoted to his current role as Senior Vice President, with operating responsibility for three of Crane’s four reporting entities, including Aerospace & Electronics, Payment and Merchandising Technologies, and Engineered Materials. In addition, he has corporate responsibility for facilitating Crane Co.’s emerging market growth in the Middle East & Africa, India and China. Mr. Pinkham has announced his intention to resign his position with Crane Co., effective March 29, 2019. Prior to joining Crane Co., Mr. Pinkham was Senior Vice President and General Manager of the Critical Power Solutions Division, Electrical Group at Eaton Corporation plc (a multinational power management company). From 2000 to 2012, he held successive and increasing roles of global responsibility at Eaton, including Vice President and General Manager, Low Voltage Components; General Manager, Electrical Group for North Asia based in China; and Managing Director of the Electrical Group based in Switzerland. Prior to joining Eaton, Mr. Pinkham held an Engineering and Quality Manager position at ITT Sherotec and a Process Design Engineer position with Molecular Biosystems, Inc. He is a graduate of Duke University with a Bachelor of Science degree in Engineering, and he holds a Master of Engineering Management degree from Northwestern University’s McCormick School of Engineering and a Master of Business Administration degree from Northwestern University’s Kellogg Graduate School of Management.

In connection with Mr. Pinkham’s election, he and the Company entered into an executive employment agreement (the “Employment Agreement”), dated March 12, 2019 and effective April 1, 2019. The Employment Agreement provides that Mr. Pinkham will (a) receive a base salary of $950,000 per year, (b) be eligible for an annual cash bonus based on the achievement of Company performance goals, with a target award opportunity equal to 110% of base salary, (c) be eligible to receive annual equity awards, with his 2019 equity award having a grant value of $3.25 million, (d) receive relocation benefits, (e) participate in the Company’s other employee benefit plans, including the Company’s Supplemental Defined Contribution Retirement Plan, in accordance with the terms of such plans, and (f) be reimbursed for reasonable legal fees that he incurred in negotiating the Employment Agreement, up to a maximum of $25,000. In addition, to compensate Mr. Pinkham for forfeitures of certain incentive compensation awards upon leaving his prior employer, the Employment Agreement also provides that the Company will pay Mr. Pinkham a cash signing bonus equal to $133,000 (which is subject to a pro-rata repayment obligation if, within two years of his start date, Mr. Pinkham resigns without “good reason” or is terminated by the Company for “cause” (as such terms are defined in the Employment Agreement)) and will grant him a restricted stock unit award with a grant value of approximately $1.75 million, which will vest in thirds over three years.

The Employment Agreement also provides that Mr. Pinkham will receive severance benefits upon certain terminations of employment. Specifically, if the Company terminates Mr. Pinkham without cause or if he resigns for good reason, then he would be entitled to cash severance equal to (a) two times the sum of his annual base salary plus his target annual incentive bonus if his employment terminates within two years of his start date, or (b) two times his annual base salary if his employment terminates after the second anniversary of his start date. In addition, upon his termination by the Company without cause, by him for good reason, or as a result of his death or disability, Mr. Pinkham would be entitled to receive a pro-rata bonus for the year of termination and full vesting of his initial restricted stock unit award. To receive any of the severance benefits described in this paragraph (other than as a result of his death or disability), Mr. Pinkham would be required to sign a general release of claims against the Company. The Employment Agreement also provides that Mr. Pinkham will be subject to the Company’s confidentiality and restrictive covenant agreements.

Also in connection with Mr. Pinkham’s election, he and the Company entered into a Key Executive Employment and Severance Agreement (the “KEESA”), effective April 1, 2019, in substantially the same form as has been executed by the Company and its other executive officers. The KEESA provides Mr. Pinkham with certain benefits if he is terminated in certain circumstances in connection with a change in control. Specifically, the KEESA provides that if the Company terminates his employment without “cause” or if he resigns for “good reason” (as both such terms are defined in the KEESA) within two years after a change in control, then he will be entitled to a severance payment equal to three times the sum of (1) his annual base salary (2) the higher of his target annual incentive bonus and his three-year average actual annual incentive bonus and (3) the value of his fringe benefits. In addition, the Company would also provide Mr. Pinkham with outplacement services, continued medical insurance coverage, a cash payment equal to the value of three years of retirement benefits under the Company’s retirement plans, full vesting of his nonqualified retirement plan account, and crediting of three years of additional service and age for purposes of determining his eligibility under the Company’s retiree medical plans. These benefits would also be provided if Mr. Pinkham’s employment terminated without cause or for good reason within six months prior to a change in control if such termination related to the impending change in control. All benefits provided to Mr. Pinkham under the KEESA would be offset by amounts due under the Employment Agreement, and his rights under the Employment Agreement shall be of no force and effect as against duplicative or greater rights with respect to payments under the KEESA.

Effective as of March 31, 2019 (the “Transition Date”), Mr. Gliebe will resign from the role of Chief Executive Officer of the Company, and from all other officer and director positions he held at the Company and its affiliates (other than his role as Chairman of the Board, which he will hold through the Annual Meeting). Pursuant to the terms of Mr. Gliebe’s Retirement Agreement, following the Transition Date, Mr. Gliebe will continue in the Company’s employment for 90 days (the “Transition Period”), and his duties will be to provide transition assistance to Mr. Pinkham as may be reasonably requested by the Board. Mr. Gliebe’s employment with the Company will automatically terminate at the end of the Transition Period.

A copy of the news release related to Mr. Pinkham’s election and Mr. Gliebe’s retirement is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 11, 2019, the Board approved amendments to the Company’s Amended and Restated Bylaws, effective as of March 11, 2019 (as so amended, the “Bylaws”), to: (a) add language to Section 3.01 clarifying the annual nature of the tenure of the directors and to provide that if the employment by the Company of a director who is also an employee of the Company is terminated for any reason, then such director shall cease to be a director on the date of such termination of employment without further action by the Company, and (b) clarify provisions in Section 3.04 relating to a director’s eligibility for nomination to serve as a director of the Company following his or her seventy-second (72nd) birthday. The foregoing description of the changes made to the Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(a)    Not applicable.
(b)    Not applicable.
(c)    Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:
REGAL BELOIT CORPORATION
Exhibit Index to Report on Form 8-K

Exhibit Number	Exhibit Description
3.1	Amended and Restated Bylaws of Regal Beloit Corporation, effective as of March 11, 2019.
10.1	Executive Employment Agreement, dated as of March 12, 2019, between Regal Beloit Corporation and Louis V. Pinkham.
10.2	Key Executive Employment and Severance Agreement, effective as of April 1, 2019, between Regal Beloit Corporation and Louis V. Pinkham.
99.1	Press Release of Regal Beloit Corporation issued March 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: March 14, 2019    By: /s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary